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                                   EXHIBIT 12
                               WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)


                                               Nine Months
                                            Ended September 30,                        Years Ended December 31,
                                          ----------------------     -------------------------------------------------------------
                                             1996         1995         1995         1994         1993         1992          1991
                                          ---------    ---------     --------     ---------    ---------    ---------    ---------

Earnings:
Income from Continuing
   Operations before Taxes                $   216.4    $   196.1     $  259.7     $  212.7     $  212.2     $   170.6    $   161.7
Fixed Charges, Excluding
   Capitalized Interest                        63.0         65.3         86.7         82.2        105.9         106.9        138.2
                                          ---------    ---------     --------     --------     --------     ---------    ---------

Earnings as Adjusted                      $   279.4    $   261.4     $  346.4     $  294.9     $  318.1     $   277.5    $   299.9
                                          =========    =========     ========     ========     ========     =========    =========


Fixed Charges:
Interest Expense                          $    53.2    $    56.7     $   74.6     $   71.1     $   96.2     $    97.7    $   128.6
Portion of Rents Representative
    of Interest Factor                          9.8          8.6         12.1         11.1          9.7           9.2          9.6
                                          ---------    ---------     --------     --------     --------     ---------    ---------
     Fixed Charges, Excluding
       Capitalize Interest                     63.0         65.3         86.7         82.2        105.9         106.9        138.2
Capitalized Interest                            0.0          0.1          0.2          0.2          0.2           0.2          0.2
                                          ---------    ---------     --------     --------     --------     ---------    ---------

Total Fixed Charges                       $    63.0    $    65.4     $   86.9     $   82.4     $  106.1     $   107.1    $   138.4
                                          =========    =========     ========     ========     ========     =========    =========

Ratio of Earnings to
   Fixed Charges                                4.4x         4.0x         4.0x         3.6x         3.0x          2.6x         2.2x
                                          =========    =========     ========     ========     ========     =========    =========
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